PRESS RELEASE

Juniata Valley Financial Corp. Announces 12.8% Increase in Third Quarter Earnings and Declares
Fourth Quarter Dividend

Mifflintown, PA –October 19, 2006— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the third quarter of 2006. Net income for the third quarter of 2006 was $1,231,000, an increase of $140,000, or 12.8%, compared to the third quarter of 2005. Basic and diluted earnings per share increased 12.5% over the 2005 quarter, as earnings per share rose from $0.24 to $0.27.

In a linked-quarter comparison, net income increased by 1% in the third quarter of 2006 compared to the second quarter of 2006. This increase was similar to the increase seen in the second quarter of 2006 versus the first quarter of 2006, demonstrating management’s success in achieving higher performance levels.

For the first nine months of 2006, net income totaled $3.655 million, or $0.81 per diluted share, compared to $3.397 million, or $0.74 per diluted share, reported in the first nine months of 2005, representing a 9.5% improvement in per share earnings.

Mr. Evanitsky commented that “We continue to be pleased to deliver an improvement thus far in 2006 in comparison to 2005”. Results for the nine months ended September 30, 2005 included employee severance expense and unusually high professional fees related to initial compliance with the provisions of the Sarbanes-Oxley Act of 2002. “Even factoring out the unusual expenses incurred in the 2005 periods, core earnings showed improvement. While the recent interest-rate environment has negatively impacted our net interest margin, net interest income stayed relatively constant due to growth in earning assets. We believe that the sustained flat-to-inverted yield curve has resulted in an increasingly competitive pricing environment, both locally and globally, and may lead to a possible permanent narrowing of spreads in the banking industry”.

As compared to the prior year’s third quarter, net interest income was approximately $3.6 million for the third quarters of both 2006 and 2005, with growth in earning assets offsetting a decrease in the net interest margin, on a fully tax-equivalent basis, of 5 basis points, from 3.90% to 3.85%. However, all categories of non-interest income, with the lone exception of securities sale gains, increased when comparing the two quarters. Most notably, fee income from the sales of annuities and mutual funds increased by 36.2%. Non-interest expense decreased by $120,000, or 4.1%, in the third quarter of 2006 as compared to the same period in 2005, primarily due to the unusually high professional fees that were incurred in 2005. Excluding this item from the comparison between the two periods, the results show an approximate increase of 3.3% in total non-interest expense in 2006 over 2005. The provision for loan losses in the third quarters of 2006 and 2005 was $29,000 and $0, respectively.

Year-to-date, comparing 2006 with 2005 results, net interest income was 2.7% lower, non-interest income was 11.8% higher and non-interest expense was 5.5% lower through the first nine months of 2006.

Annualized return on average equity for the third quarter and year-to-date in 2006 was 10.26% and 10.27%, respectively, comparing favorably to the prior year’s ratios for the same periods of 8.96% and 9.23%, respectively. For the nine months ended September 30, 2006 and 2005, annualized return on average assets was 1.19% and 1.18%, respectively.

Two events highlighting third quarter activity at Juniata Valley Financial Corp were the consummation of the purchase of 39.16% of the outstanding common stock of the First National Bank of Liverpool (FNBL) on September 1, 2006, followed closely by the settlement of the purchase of our new Richfield, PA community office on September 8. Mr. Evanitsky stated that “These transactions were part of our strategic objectives for 2006 and we are pleased with the successful completion of both transactions.” As a result of the Richfield office addition, approximately $20 million in deposits and $3.8 million in loans were added to the balance sheet. The transaction is being accounted for under the purchase accounting method and, as a result, core deposit intangible and goodwill were recorded in the amounts of $448,000 and $2,035,000, respectively. The investment in common stock of FNBL is being accounted for under the equity method of accounting and, as such, 39.16% of FNBL’s undivided profits will be included in pre-tax non-interest income from September 1, 2006 forward. Two Juniata Valley Financial Corp representatives, Timothy I. Havice and JoAnn N. McMinn, have been appointed to serve as directors of FNBL.

Mr. Evanitsky also announced that, on October 17, 2006, Juniata Valley’s Board of Directors declared a cash dividend of $.17 per share for the quarter, payable on December 1, 2006 to shareholders of record on November 15, 2006. The Board of Directors has been declaring regular quarterly dividends since February 2006. Previously, regular dividends were paid semi-annually. The Board intends to consider quarterly dividends in the future, in order to accelerate shareholders’ return.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.